Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Prospectus, constituting a part of this Amendment No. 4 to the Registration Statement of As Seen on TV, Inc. (formerly H&H Imports, Inc.) (the “Company”), on Form S-1 to be filed on or about January 10, 2012 of our report dated January 6, 2012, on our audits of the consolidated financial statements of the Company as of March 31, 2011 and 2010 and for the year ended March 31, 2011 and the period from inception (October 16, 2009) through March 31, 2010.  Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

Edison, New Jersey

January 10, 2012